Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated October 7, 2025

(To Preliminary Prospectus dated October 6, 2025)

Registration Statement No. 333-290340

Free Writing Prospectus

Guident Corp. Presentation

This free writing prospectus relates to the proposed public offering of Guident Corp. that is being registered on a Registration Statement on Form S-1 (No. 333-290340) (the “Registration Statement”) and should be read together with the preliminary prospectus dated October 6, 2025 included in that Registration Statement which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/2066926/000182912625007901/guidentcorp_s1a.htm

The Company has filed the Registration Statement with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that Registration Statement, any later-dated prospectus relating to the offering and all related exhibits to the Registration Statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Prime Number Capital, 27 F, East 49 Street, New York, NY 10017, telephone: (347) 329-1575 or e-mail: info@pncps.com.

COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. 1 Guident Corp. Leading Remote Monitor and Control Technologies for Autonomous Vehicles October 2025 INVESTOR PRESENTATION

Confidentiality & Disclaimer

The Presentation (the "Presentation") has been prepared by Guident Corp. ("we," "us," "our," "Guident" or the "Company"). Certain information contained herein has been derived from sources prepared by third parties. While such information is believed to be reliable for the purposes used herein, the Company makes no representation or warranty with respect to the accuracy of such information. This Presentation does not purport to contain all of the information that may be required to evaluate a possible transaction.The Company has filed a registration statement on Form S-1, as amended (Registration No. 333-290340) with the Securities and Exchange Commission ("SEC"). The offering to which this Presentation will be made is pursuant to a prospectus included in the registration statement after the registration statement has been declared effective by the SEC. Before you invest, you should read the registration statement and the related prospectus and the other documents that we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov.

This Presentation does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company in any jurisdiction, domestic of foreign, where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities of the Company have not been registered under the Securities Act or any other applicable securities law. The Company's securities have not been approved or disapproved by the SEC or any other regulatory or governmental authority, nor have any of the foregoing passed upon the accuracy or adequacy of the information presented. Any representation to the contrary is a criminal offense.Statements contained in this Presentation relate to the historical experience of the Company's founders, officers, directors or their affiliates. An investment in the Company is not an investment in any of their past investments, companies or funds affiliated with them. The historical results of these investments, companies or funds is not necessarily indicative of future performance of the Company.

Forward-Looking Statements

This Presentation and any accompanying oral presentation contains forward-looking statements within the meaning of federal securities law and are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary. These forward-looking statements appear in a number of places throughout this Presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things; our ongoing and planned product development; our intellectual property position; the degree of utility of our products; our ability to develop commercial functions; our results of operations; cash needs; financial condition, liquidity, prospects, growth and strategies; the industry in which we operate; and the trends that may affect the industry or us.

We may, in some cases, use terms such as "believes," "estimates," "anticipates," "expects," "predicts," "plans," "intends," "possible," "potential," "may," "could," "might," "will," "should," "would," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this Presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this Presentation.
You should also read carefully the factors described in the "Risk Factors" section and other parts of any prospectus that is distributed in order to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this Presentation will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by any person that we will achieve our objectives and plans in any specified timeframe, or at all. Any forward-looking statements that we make in this Presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this Presentation or to reflect the occurrence of unanticipated events.

COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED.

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COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. 3 This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC website at http://sec.gov . The preliminary prospectus filed on October 6, 2025 is available on the SEC website at http://sec.gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Prime Number Capital, 27 F, East 49 Street, New York, NY 10017, telephone: (347) 329 - 1575. Or email: info@pncps.com . This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective. Free Writing Prospectus

4 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED.

COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. 5 Who We Are Guident is a technology and service provider for AV operators through AI - powered Remote Monitor and Control Centers (RMCCs) The RMCC platform monitors and controls AVs and robots using secure, ultra - low - latency connectivity to monitor and resolve unforeseen situations Some states like Florida 1, require human remote control of AVs when no safety driver is present Guident’s AI - based software enhances AV safety and reliability with human - in - the - loop remote monitor and control 1 Florida Motor Vehicles s. 316.85 (5)

COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. 6 What We Do? Guident provides a proprietary protective layer to address edge cases and intervene remotely to keep autonomous operations moving Guident ensures safety and continuity for autonomous fleets when AV software encounters unpredictable scenarios beyond their operational design domain Guident provides an economical alternative to human safety drivers Increase Safety and Availability for Autonomous Mobility with Remote Monitoring Services

7 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. TAM 1 SOM 2 Initial Target Market Projected to reach $3.9 Trillion by 2034 Rising at CAGR 8.6% $1.7T Global Autonomous Vehicle Market United States Autonomous Shuttle Market $7.1B Projected to reach $10.4 Billion by 2031 1 Source: Globe Newswire 2 Source: Verified Market Search Data reflects information published in 2023) The autonomous vehicle market is segmented by level of automation (e.g., Level 3, Level 4, and Level 5). Our RMCC platform is designed for Level 4 & 5 AVs.

8 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. Guident Solution for AV Deployment Guident Vehicle Teleoperation Unit (VTU) Guident Remote Monitor and Control Center (RMCC ) Guident Cloud - based Servers Fleets of AVs VTU VTU VTU VTU VTU • Embedded System with HD Camera Modules • Wireless Router • Teleoperation Software • AI Modules • Remote - Control Operators (RCOs) • RCO’s Stations with Vehicle and Robot Controls • Display Dashboards • Prediction and Monitoring Services • Video Storage • AI Models • Cybersecurity

9 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. The methods and systems will help to increase safety deployment of SAE Level 4 commercial projects and help bridge the gap towards SAE Level 5, complete autonomy The RMCC provides the following services: • Monitoring of AV fleets • AV remote assistance to facilitate trip continuation • AV remote driving to resolve edge cases • Passenger communication with the RMCC Remote Monitor and Control Center (RMCC) The RMCC with the Remote - Control Operator (RCO) resolves unforeseen situations: • Deadlock situations • Navigation errors • Accidents Human - in - the - Loop Operations to Resolve Unforeseen Scenarios

10 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. Managed RMCC Service • Autonomous Vehicles Monitor and Control in a Subscription - based Arrangement • On - site RMCC and Vehicle Software Licensing • 1 to n vehicles monitored per remote operator, providing scalability Managed SaaS • Billing: Upfront Hardware & Software Installation + Recurring Software License Fees • Revenue Recognition and Cost Structure: Ratable over contract term • Model: Direct Sales + Indirect Sales through our partners Target Customers Long Term Focus: • AV Fleet Operators • Robot Fleet Operators RMCC Business Model Near Term Focus: • Urban Mobility (shuttles) • Security and Inspection Robots (industrial sites & corporate facilities) Managed RMCC Service and Scalable SaaS Driving Recurring Revenue

11 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. Competitive Advantages Full - Stack, Multi - Modal Platform • End - to - end capability • Device - agnostic design Ultra - Low Latency & Network Reliance • 40 - 70ms video latency • Multi - network and multi - orbit redundancy Passenger - Centric Safety & Assistance • Real - time Passenger Communication Module • Incident Risk Level ( IRL) & Predict - and - Prevent AI Significant Intellectual - Property Portfolio • 17 licensed and owned issued patents, pending and allowed applications Strengths That Differentiate Guident in the AV Ecosystem

Patent Portfolio[1]

Patent #	Application or Patent No.	Country	Status	Patent Name
1	9,429,943 [3]	United States	Granted	Artificial Intelligence Valet Systems and Methods
2	10,699,580	United States	Granted	
3	EP20706016.1	EPO	Pending	Methods and Systems For Emergency Handoff of an Autonomous Vehicle
4	62022057871	Hong Kong	Pending	
5	11,127,295[4]	United States	Granted	Visual Sensor Fusion and Data Sharing Across Connected Vehicles for Active Safety
6	9,964,948[5]	United States	Granted	Remote Control and Concierge Service for an Autonomous Transit Vehicle Fleet
7	17/909,432	United States	Granted	
8	3170561	Canada	Pending	
9	20923576.1 / 4097550	EPO [2]	Granted	AI Methods and Systems for Remote Monitoring and Control of Autonomous Vehicles
10	2022-553062 / 7530989	Japan	Granted	
11	10-2022-7034516	South Korea	Allowed	
12	11,713,060	United States	Granted	
13	2021-149433 / 7541496	Japan	Granted	System and Methods for Remote Monitoring of a Vehicle, Robot or Drone
14	2023-204975	Japan	Pending	
15	EP21196077.8	EPO	Pending	
16	12,271,192	United States	Allowed	Near Real-Time Data and Video Streaming System for a Vehicle, Robot or Drone
17	18/068,976	United States	Pending	System, Apparatus, and Method for a Regenerative Device

1- Patent portfolio independently valued by Cardinal IP at ~$32m.
2- This European unity patent provides coverage in Austria, Belgium, Bulgaria, Denmark, Estonia, Finland, France, Germany, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Romania, Slovenia, Sweden, the United Kingdom, and Norway
3- Licensed from Florida A&M University pursuant to the license agreement dated October 23, 2017, between Guident Ltd. and Florida Agricultural and Mechanical University.
4- Licensed from Michigan State University pursuant to the license agreement dated June 17, 2019, between Guident Ltd. and Michigan State University.
5 - Licensed from The Florida International University pursuant to the license agreement dated June 14, 2019, between Guident Ltd. and Florida International Board of Trustees.

COMPANY CONFIDENTIAL © 2025 GUIDENT CORP - ALL RIGHTS RESERVED.

guident

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13 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED.

14 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. • Intruder detection and alerting • Autonomous operation • Thermographic Analysis • Gas Leak Detection • Anomaly Identification • Dynamic object avoidance • Rain, dust, and extreme temperature resilience The autonomous robot can perform security tasks for any facility, such as detecting human intrusion, smoke, or fire using our RMCC Autonomous Surveillance and Inspection Robot Target Markets • Manufacturing • Construction • Oil and gas • Power and utilities • Public safety Extending Safety and Monitoring Beyond Vehicles into Facilities

15 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. Jacksonville Transportation Authority RMCC Deployed Two Grants Awarded Current Customers and Grants Watchbot Deployed Autonomous Shuttle - as - a - Service Deployed Watchbot Deployed Contract Signed Deployment 4Q 2025 Deployments & Success Stories

16 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. Board of Directors

17 COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. Management Team LH1

COMPANY CONFIDENTIAL. © 2025 GUIDENT CORP. ALL RIGHTS RESERVED. 18 THANK YOU